                            PEOPLE'S CHOICE TV CORP.
                      TO BE ACQUIRED BY SPRINT CORPORATION

               Shelton, Connecticut -- People's Choice TV Corp. (OTC: PCTV) announced today that it has agreed to be acquired by Sprint Corporation. Pursuant to a definitive Agreement and Plan of Merger executed today, each common shareholder of PCTV will receive $8.00 per share in cash. Consummation of the transaction is subject to the receipt of shareholder and government regulatory approval. It is anticipated that the merger transaction will close within 120 days.

               PCTV also announced today the adoption of a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held as of the close of business on April 22, 1999.

               Each Right will entitle stockholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $35. The Rights generally will be exercisable and transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 15% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Common Stock.

               If any person becomes the beneficial owner of 15% or more of the Company's Common Stock other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its stockholders, then each Right not owned by such 15% or more shareholder or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 15% or more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

               The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15% or more of the Company's Common Stock.

               The Rights Plan contains provisions which permit certain transactions by Sprint in accordance with the Agreement and Plan of Merger.

               Matthew Oristano, Chairman of the Board and Chief Executive Officer of PCTV, stated that he is extremely pleased with the terms of the Sprint transaction which provide for full and fair value for all shareholders of PCTV.

               Chase Securities, Inc. acted as financial advisor to PCTV and provided a fairness opinion to the Board of Directors of the Company in connection with the transaction. A fairness opinion was also provided by Houlihan Lokey Howard & Zukin.

               All statements contained herein that are not historical fact are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. All such statements should be considered with regard to the risk factors described in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements speak only as of the date made.

               People's Choice TV Corp. is a wireless communications company with wireless transmission capacity in nine major cities located in the southwest and midwest. The Company provides wireless cable television service in Chicago, Houston, Phoenix, Detroit, St. Louis and Tucson and provides wireless high-speed data communications service marketed under the name of SpeedChoice(TM) in the Detroit and Phoenix markets.





                                      -2-